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                                                             Exhibit 23(a)


                         CONSENT OF INDEPENDENT ACCOUNTANTS

                               ___________________



          We consent to the incorporation by reference in the registration statement of Legg Mason, Inc. on Form S-3 (which registers shares of Legg Mason, Inc. Common Stock in connection with Legg Mason, Inc.'s acquisition of Brandywine Asset Management, Inc.) of our reports dated May 2, 1997, on our audits of the consolidated financial statements and financial statement schedules of Legg Mason, Inc. and Subsidiaries as of March 31, 1997 and 1996, and for each of the three years in the period ended March 31, 1997, which reports are included in Legg Mason, Inc.'s 1997 Annual Report on Form 10-K.




                                    /s/Coopers & Lybrand L.L.P.
                                    COOPERS & LYBRAND L.L.P.





Baltimore, Maryland
January 16, 1998